                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ECOGEN INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     [ ] Fee paid previously with preliminary materials.

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
                                   ECOGEN INC.
                       Langhorne, Pennsylvania 19047-1810



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 7, 1998




TO THE STOCKHOLDERS OF ECOGEN INC.:


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on May 7, 1998, at 9:00 a.m., local time, for the following purposes:

            To elect five members of the Board of Directors, each to serve until the next annual meeting;

            To ratify the appointment of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for fiscal year 1998; and

            To transact such other business as may properly come before the meeting.

            The Board of Directors has fixed April 1, 1998 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of the Company of record on the transfer books of the Company at the close of business on April 1, 1998, will be entitled to notice of and to vote at the meeting.

            We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.



                              James P. Reilly, Jr.
                              Chairman and Chief Executive Officer


Langhorne, Pennsylvania
April 2, 1998

                                   ECOGEN INC.
                            2005 CABOT BOULEVARD WEST
                       LANGHORNE, PENNSYLVANIA 19047-1810

                                 PROXY STATEMENT

            The accompanying proxy is solicited by the Board of Directors of Ecogen Inc. (the "Company") for use at its 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 7, 1998. Copies of this proxy statement and the accompanying proxy are being mailed on or after April 2, 1998, to the holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") on April 1, 1998. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the Annual Meeting. The expense of this solicitation will be paid by the Company. Officers and other employees of the Company may solicit proxies personally or by telephone.

            The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy.

            Holders of Common Stock of record at the close of business on April 1, 1998 will be entitled to one vote per share held of record on all business of the Annual Meeting. On April 1, 1998 there were approximately 8,001,680 shares of Common Stock outstanding. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining a quorum to conduct business at the meeting.

            If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "abstain" or "withhold authority" and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

            The approval of all other matters brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "for," "against" or "abstain" will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters has the same legal effect as a vote against any such matter and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining whether these other matters have been approved.

            The Company's fiscal year begins on November 1 and ends on October
31. Unless the context otherwise requires, all references in this proxy statement to a particular year shall mean the Company's fiscal year.

PROPOSAL I

                              ELECTION OF DIRECTORS

            Five directors are to be elected at the 1998 Annual Meeting of Stockholders to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

            The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

            The nominees for election to the Company's Board of Directors are:

            MR. ESTEBAN A. FERRER, 47, has served as a director of the Company since January, 1996. From 1983 until 1995, he served as Secretary of the Company. Since September, 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker LLP. Mr. Ferrer holds a Juris Doctor degree from Columbia University School of Law and is admitted to practice in the states of Connecticut and New York.**/***

            MR. PHILIPPE D. KATZ, 36, has served as a director of the Company since February, 1998. Since 1996, Mr. Katz has been a partner at the investment firm of United Equities (Commodities) Company. From 1992 to 1996, Mr. Katz was associated with United Equities (Commodities) Company. From 1989 to 1992, Mr. Katz was associated with the law firm of Weil, Gotshal & Manges.

            DR. LOWELL N. LEWIS, 66, has served as a director of the Company since February, 1989. Since February, 1992, Dr. Lewis has been an International Research Management Consultant. From January, 1988 through his retirement from the University of California in April, 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension.*/***

            MR. JAMES P. REILLY, JR., 51, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.**

            MR. JOHN R. SUTLEY, 55, has served as a director of the Company since March, 1996. Since 1994, he has been President and Chief Executive Officer of Nalco/Exxon Energy Chemicals, L.P., a specialty chemicals company. From 1968 to 1994, Mr. Sutley was employed in various management capacities at Nalco Chemical Co., most recently, from 1991 to 1994, as Group Vice President of Nalco Chemical Co. and President of Nalco Europe.*/***


        *  Member, Audit Committee
       **  Member, Nominating Committee
      ***  Member, Compensation Committee

            All directors hold office until the next annual meeting of the Company's stockholders and until their successors are elected and qualified. In calendar year 1997, Dr. Lewis, Mr. Ferrer and Mr. Sutley were each paid an annual retainer of $12,000, and no additional fees for attendance at meetings of the Board or Committees of the Board were paid to Directors in calendar year 1997. In addition, in calendar year 1997, Dr. Lewis, Mr. Ferrer and Mr. Sutley were each issued non-statutory stock options to purchase 2,000 shares of Common Stock under the Company's Stock Option Plan at an exercise price per share of $2.56, the market price of Common Stock when the options were issued. The options become exercisable ratably over a two year period.

            The Board of Directors held four regularly scheduled and three special meeting during fiscal 1997. During fiscal 1997, the standing committees of the Board of Directors were the Audit Committee, the Compensation Committee and the Nominating Committee.

            The Audit Committee, which met on three occasions in fiscal 1997, is responsible for: (i) reviewing the Company's financial results and financial position and the scope and results of audits of the Company's financial statements; (ii) evaluating the Company's system of internal controls; (iii) meeting with independent auditors and with appropriate Company financial personnel concerning the Company's system of internal controls; (iv) recommending to the Board of Directors the appointment of the independent auditors; and (v) evaluating the Company's financial reporting activities and the accounting standards and principles followed in preparing the Company's financial statements.

            The Compensation Committee, which met on three occasions in fiscal 1997, is responsible for: (i) considering and recommending to the Board of Directors salaries, bonuses and other forms of compensation for corporate officers; (ii) performing such duties and exercising such authority which, under the terms of the Plan and applicable law, may be assigned to a committee of the Board of Directors; (iii) considering and adopting changes in the Company's non-officer employee compensation structure; and (iv) considering and recommending to the Board of Directors changes in director compensation.

            The Nominating Committee, which met on two occasions in fiscal 1997, is responsible for: (i) recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting; (ii) recommending the structure and membership of the committees of the Board of Directors; and (iii) recommending to the Board of Directors the appointment of new corporate officers. The Nominating Committee will consider recommendations of stockholders for nominees for election to the Company's Board of Directors if such nominations are submitted in writing and include the name and description of the qualifications of the nominee along with the reason for such nomination, addressed to the Company at its Langhorne, Pennsylvania office, to the attention of the Nominating Committee.

            In 1997, each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member.

                                   PROPOSAL II

                     RATIFICATION OF APPOINTMENT OF AUDITORS

            Subject to stockholder ratification, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for the fiscal year 1998. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

            KPMG Peat Marwick LLP has audited the Company's books and accounts since August, 1987. Audit services provided by KPMG Peat Marwick LLP for the fiscal year ended October 31, 1997 included: examination of the Company's consolidated financial statements, limited reviews of interim reports, review of the Company's filings with the Securities and Exchange Commission and consultations on matters related to accounting, taxation and financial reporting. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                          A VOTE FOR SUCH RATIFICATION.


                                 OTHER BUSINESS

            The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                          COMPENSATION COMMITTEE REPORT

Dear Stockholders:

            Responsibility for recommending compensation of the Company's executive officers for services rendered during fiscal 1997 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

            In recommending the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash bonuses and stock options. Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

            For the fiscal year 1997 the Compensation Committee set three quantitative goals for the Company, representing what the Committee believes are the three primary indicia of the Company's progress toward profitability. Specific targets were set for product sales, net loss and cash receipts. The Committee believed that these three factors, considered as a whole without particular emphasis on any one factor, provided the primary criteria for measuring the Company's performance in fiscal 1997. The Committee has also identified several additional factors on which to judge the success achieved by the Company in moving toward its long-term objective of becoming a leading developer and supplier of biological pesticide products. These factors include
(1) progress in research and development programs, (2) implementation of strategic alliances with other enterprises, (3) improvements in product manufacturing processes, (4) diversification and expansion of product lines, and
(5) management of Company expense levels and cash requirements.

            With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer during fiscal 1997, Mr. Reilly was paid $300,000 as salary for fiscal 1997. Mr. Reilly was not granted a cash bonus for services rendered in fiscal 1997. In fiscal 1997, Mr. Reilly was granted stock options to purchase up to 75,000 shares of the Company's common stock under the Company's Stock Option Plan. The options have an exercise price per share of $3.188, the market price of the Company's common stock when the options were granted, and become exercisable over a three year period. In addition, stock options to purchase up to 20,000 shares of the Company's common stock that had been granted to Mr. Reilly under the Stock Option Plan in 1994 were repriced from an exercise price per share of $15.625 to $3.188, the market price of the Company's common stock when the options were repriced. These options had been fully exercisable but as a result of the repricing are now exercisable ratably over a three year period.

            During fiscal 1997, Mr. Reilly submitted plans to the Compensation Committee and the Board that lay the groundwork for a strategic repositioning of the Company's business. The grant in fiscal 1997 to Mr. Reilly of stock options, and the repricing in fiscal 1997 of certain of Mr. Reilly's previously granted stock options, were intended by the Committee and the Board to reward Mr. Reilly for the development of such strategic plans and to incentivize Mr. Reilly to guide the Company through the implementation phase of such plans. The Committee also concluded that, while the Company did make progress during fiscal 1997 toward achievement of a number of its long-term objectives, the Company fell short of achieving its quantitative goals and the Chief Executive Officer bears responsibility for both the successes and the failures of the Company. The Company's progress in fiscal 1997 included the filing of a number of patents with respect to the Company's Bt technology, implementation of new manufacturing processes for the Company's new WDG formulation, introduction of CRYMAX (R) Bioinsecticide and management of the Company's expenditure levels.

            With respect to executive officers' compensation generally during fiscal 1997, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

            The Company has considered the effect of Internal Revenue Code
Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because none of its executive officers currently has compensation approaching $1 million per year, nor is it likely that any such officer will reach that level of compensation in the near future.

            It is our hope that you, the stockholders, will come to view our decisions on executive compensation as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.

      Esteban A. Ferrer          Lowell N. Lewis            John R. Sutley
                                   (Chairman)

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION


            There are no Compensation Committee interlocks and there is no participation on the Compensation Committee by insiders of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION

            The following table sets forth the compensation for services rendered to the Company during the last three fiscal years by the Chief Executive Officer and the three other executive officers of the Company:


                           SUMMARY COMPENSATION TABLE


                                                     Long Term
                                                    Compensation*
                                                      (Awards/
                               Annual Compensation    Payouts)
                               -------------------    --------
Name and                        Salary      Bonus     Options      All Other
Principal Position      Year      ($)        ($)        (#)       Compensation
------------------      ----      ---        ---        ---       ------------
James P. Reilly, Jr.,   1997    $300,000     -0-       75,000       $7,125(1)
Chairman and Chief      1996     287,500     -0-         -0-         4,762(1)
Executive Officer       1995     225,000   $60,000     60,000        5,250(1)


Richard A. Deak,        1997    $179,167     -0-         -0-        $7,125(1)
Vice President,         1996     173,333     -0-         -0-         5,581(1)
General Counsel and     1995     163,167     -0-       30,000        4,130(1)
Secretary

Mary E. Paetzold,       1997    $175,000     -0-       10,000       $7,087(1)
Vice President, Chief   1996     173,333     -0-         -0-         5,489(1)
Financial Officer and   1995     162,500     -0-       30,000       53,850(2)
Treasurer

Leigh H. English,       1997    $162,500     -0-       40,000       $7,125(1)
Vice President,         1996     141,775     -0-         -0-         5,011(1)
Research                1995      97,055     -0-       30,000        5,823(1)

* The Company did not make long-term compensation plan awards of stock appreciation rights or restricted stock to the named executive officers in fiscal 1997, 1996 or 1995 or make any long-term plan payout during such periods.

(1) Reflects the Company's contribution on behalf of such executive officer to the Company's 401(k) Profit Sharing Plan.

(2) "All Other Compensation" was comprised of $3,850, reflecting the Company's contribution on Ms. Paetzold's behalf to the Company's 401(k) Profit Sharing Plan, and $50,000, reflecting a relocation allowance to which Ms. Paetzold was entitled upon her joining the Company.

           The Company does not have a defined benefit or actuarial pension plan. The Company does not have a long-term incentive plan nor did it make any long-term incentive awards in fiscal 1997.

           The Company has entered into severance compensation agreements with each of James P. Reilly, Jr., Chairman and Chief Executive Officer of the Company, Richard A. Deak, Vice President, General Counsel and Secretary of the Company, Dr. Leigh H. English, Vice President, Research and Mary E. Paetzold, Vice President, Chief Financial Officer and Treasurer of the Company (each an "Executive"). Under each agreement, if the Executive's employment is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay to the Executive the Executive's salary and benefits for a period of eighteen months.



                       OPTION GRANTS FOR LAST FISCAL YEAR

                                                                        Potential Realizable Value at
                                                                           Assumed Annual Rates of
                                                                            Stock Appreciation for
                                                                                Option Term(2)
                                                                                --------------
                                  % of Total
                                Options Granted   Exercise
                    Options       to Employees     Price    Expiration
    Name           Granted(1)   For Fiscal Year    (/sh)       Date            5%($)      10%($)
    ----           ----------   ---------------    -----       ----            -----      ------
J. P. Reilly, Jr.    75,000           52%         $3.188      9/18/07        $169,842    $443,080
M. E. Paetzold       10,000            7%          3.188      9/18/07          22,646      59,077
L. H. English        40,000           28%          3.188      9/18/07          90,582     236,309

(1) Exercisable ratably over a three year period beginning on the first anniversary of the date of grant.

(2) Option terms are generally ten years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

 Aggregated Option Exercises in Last Fiscal Year and Full Year-End Option Value

                                              Number of Unexercised         Value of Unexercised
                                                Options at Fiscal           In-the-Money Options
                                                   Year-End (#)           at Fiscal Year End($)(1)
                                                   ------------           ------------------------
                     Shares       Value
                   Acquired on   Realized
    Name           Exercise (#)    ($)     Exercisable   Unexercisable   Exercisable   Unexercisable
    ----           ------------    ---     -----------   -------------   -----------   -------------
J.P. Reilly, Jr.      None         N/A       78,000         130,000         $-0-           $-0-
R.A. Deak             None         N/A       23,500          27,500          -0-            -0-
M.E. Paetzold         None         N/A       32,500          37,500          -0-            -0-
L.H. English          None         N/A       14,310          61,950          -0-            -0-

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the options. For purpose of determining the fair market value of the in-the-money options at October 31, 1997, the fair market value of the Company's common stock was $2.75.


                        REPORT OF COMPENSATION COMMITTEE
                             ON REPRICING OF OPTIONS

           The Company's Stock Option Plan (the "Plan") is intended to encourage Company employees, through their individual efforts, to improve the Company's overall performance and to promote profitability by providing them an opportunity to participate in the increased values they help create. In December, 1996, the Compensation Committee determined that the imbalance between the exercise price of certain of the stock options then outstanding (equal to the respective market prices for common stock at the times they were granted) and the lower market prices which prevailed for the Company's common stock at that time did not provide an incentive for employees holding such options. To restore that incentive, the Board, upon the recommendation of the Committee, extended to all of the Company's employees holding stock options, other than the Company's four executive officers, the opportunity, at such employee's election, to receive a repriced option under the Plan, exercisable at $2.563 per share, the market price of Company common stock on the date of the repricing.

           In September, 1997 the Committee, based on its assessment of the performance of the Company's four executive officers and to enhance the incentive for the executive officers to implement the Company's strategic repositioning program, recommended, and the Board approved, the extension to each of the executive officers the opportunity, at his or her election, to exchange the options held by such executive officer having an exercise price per share of $15.62 or more for new options having an exercise price per share of $3.188, the market price of Company common stock at the time the Board approved the repricing. Options to purchase an aggregate of 42,600 shares of common stock were affected by the repricing which included options to purchase 20,000 shares of Company common stock held by the Company's Chairman and Chief Executive Officer. (See "Compensation Committee Report" on p. 5.) Except as modified as described above, each new option continues to be governed by the same terms as applied to the surrendered option except that the repriced options are generally exercisable ratably over a three year period, twenty-five percent at issuance and twenty-five percent on each of the first three anniversaries of the issuance date. The surrendered options were currently exercisable.

           The participation by executive officers in the repricing program is shown in the table entitled "Ten-Year Option Repricings" below.

      Esteban A. Ferrer          Lowell N. Lewis            John R. Sutley
                                   (Chairman)

                           TEN-YEAR OPTION REPRICINGS

           The following table provides information with respect to the participation in the Company's repricings of employee stock options during the last ten completed fiscal years by then executive officers of the Company.


                                                                                           Years of
                                Number of                                                  Original
                               Securities                                                   Option
                               Underlying                                                    Term
                                 Options    Market Price of   Exercise Price               Remaining
Name and              Date      Repriced     Stock at Time      at Time of       New       at Date of
Principal              of      or Amended   of Repricing or    Repricing or    Exercise   Repricing or
Position            Repricing    Shares       Amendment($)     Amendment($)    Price($)     Amendment
--------            ---------    ------       ------------     ------------    --------     ---------
J. P. Reilly Jr      5/12/95     40,000       $   10.94         $   47.56     $   10.94         6
Chairman and         5/12/95      5,000           10.94             35.20         10.94         7
CEO                  5/12/95      8,000           10.94             33.40         10.94         8
                     9/18/97     20,000            3.19             15.62          3.19         7


J. E. Davies*       10/25/89     12,000           21.88             31.25         21.88         8
Chairman              7/2/90     12,000           12.56             21.87         12.56         7
                     5/12/95      5,000           10.94             65.87         10.94         6
                     5/12/95     10,000           10.94             35.22         10.94         7
                     5/12/95     11,000           10.94             33.40         10.94         8

J. Leslie*          10/25/89     18,000           21.88             38.81         21.88         9
President             7/2/90     18,000           12.56             21.87         12.56         8

B. C. Carlton*       5/12/95      4,000           10.94             65.88         10.94         6
V.P., Research       5/12/95      5,000           10.94             35.20         10.94         7
and                  5/12/95      4,000           10.94             33.40         10.94         8
Development

L. H. English        9/18/97      2,600            3.19             15.62          3.19         7
V.P. Research

R. A. Deak           5/12/95      8,000           10.94             39.30         10.94         7
V.P. and             5/12/95      3,000           10.94             33.40         10.94         8
General Counsel      9/18/97     10,000            3.19             15.62          3.19         7


M. E. Paetzold       5/12/95     20,000           10.94             34.65         10.94         8
V.P. and CFO         9/18/97     10,000            3.19             15.62          3.19         7

----------
* Not currently an executive officer of the Company and the subject options were not exercised and are no longer exercisable.

PERFORMANCE GRAPH

            The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index, for the period beginning with December 31, 1992 and ending October 31, 1997.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
                     AND ZACKS AGRICULTURAL OPERATIONS INDEX

 Description                         1992        1993        1994        1995        1996        1997
 ------------                      --------    --------    --------    --------    --------    --------
 ECOGEN INC ($)                    $ 100.00    $  90.32    $  50.00    $  15.32    $   8.71    $   7.10

 Nasdaq U.S.($)                    $ 100.00    $ 128.85    $ 129.55    $ 174.49    $ 205.95    $ 271.02

 ZACK'S INDEX ($)                  $ 100.00    $ 132.83    $ 126.01    $ 184.90    $ 270.91    $ 377.56



----------
* Assumes an initial investment of $100. Total return assumes reinvestment of dividends.

** Included in the Zacks Index are AG Services of America Inc., Chai Na Ta Corporation, DeKalb Genetics Corp., Delta & Pine Land Co., Embrex, Inc., Mycogen Corp., Neogen Corp., Northland Cranberries Inc., Pioneer Hi-Bred International and U.S. Home & Garden Inc.

*** Values are as of December 31 for 1992 and 1993 and as of October 31 thereafter.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information as of January 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

================================================================================
Name and Address (1)                  Number of Shares      Percentage of Class
--------------------------------------------------------------------------------
Monsanto Company                          943,397                  12%
800 North Lindbergh Boulevard
St. Louis, MO  63167
--------------------------------------------------------------------------------
United Equities (Commodities)           1,537,357                  17%
Company
160 Broadway
New York, NY  10038 (2)
--------------------------------------------------------------------------------
Moses Marx                              1,537,357                  17%
160 Broadway
New York, NY  10038 (2)
--------------------------------------------------------------------------------
Philippe D. Katz                        1,545,357                  17%
160 Broadway
New York, NY  10038 (2)
--------------------------------------------------------------------------------
James P. Reilly, Jr. (3)                  104,481                   1%
--------------------------------------------------------------------------------
Richard A. Deak (4)                        34,160                   *
--------------------------------------------------------------------------------
Leigh H. English (5)                       24,310                   *
--------------------------------------------------------------------------------
Mary E. Paetzold (6)                       56,743                   *
--------------------------------------------------------------------------------
Esteban A. Ferrer (7)                       3,200                   *
--------------------------------------------------------------------------------
Lowell N. Lewis (8)                         5,940                   *
--------------------------------------------------------------------------------
John R. Sutley (9)                          7,040                   *
--------------------------------------------------------------------------------
All current executive officers and
directors as a group (eight persons)    1,758,731                  19%
(2) (3) (4) (5) (6) (7) (8) (9)
and (10)
================================================================================

*     Indicates amount is less than 1%.

(1) The addresses of all officers and directors of the Company listed above are in care of the Company except as noted. The Company's corporate headquarters are located at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047. For purposes of calculating beneficial ownership, the Company relied upon reports filed with the Securities and Exchange Commission and upon its actual knowledge.

(2) Pursuant to a Schedule 13D filed by Moses Marx and United Equities (Commodities) Company ("United Equities") dated November 12, 1997, securities reported as being beneficially owned by United Equities include 1,012,444 shares of Ecogen Common Stock that United Equities has the right to acquire at any time upon the conversion of a Convertible Secured Note held in the name of United Equities. Moses Marx has a 99% equity interest in United Equities and is deemed to beneficially own the shares of Ecogen Common Stock held by United Equities. Philippe Katz has a .5% equity interest in United Equities and may be deemed to beneficially own the shares of Ecogen Common Stock held by United Equities. Mr. Katz also directly owns 8,000 shares of Ecogen Common Stock.



(3) Includes 98,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 110,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.


(4) Includes 33,500 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 17,500 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.


(5) Includes 24,310 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 51,950 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.


(6) Includes 500 shares held by Ms. Paetzold's husband. Ms. Paetzold disclaims beneficial ownership of these shares. Includes 42,500 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 27,500 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.


(7) Includes 2,200 shares which Mr. Ferrer has the right to acquire upon the exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 1,600 shares which Mr. Ferrer has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.

(8) Includes 4,800 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 1,000 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.

(9) Includes 7,000 shares which Mr. Sutley has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 31, 1998. Does not include 4,000 shares which Mr. Sutley has the right to acquire upon the exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 31, 1998.

(10) Gives full effect to stock options and warrants, which are presently exercisable, held by executive officers and directors.

                              CERTAIN TRANSACTIONS

On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") forming a strategic alliance for development of the Company's proprietary Bt technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of the Company's common stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto is required to maintain its ownership position in the Company's stock during the term of the Research and Development Agreement between the Company and Monsanto and Monsanto is prohibited, for three years after closing, from acquiring more than a 25% aggregate equity interest in the Company. These restrictions, however, terminate upon the occurrence of certain defined events relating to a change of control of the Company. Monsanto has certain registration rights with respect to the shares of Company common stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company.

In addition, Monsanto acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology"). The Company maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to the Company's fermentation and formulation technology, insectary technology or technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA.

Monsanto and the Company are parties to a Research and Development Agreement involving research and development focusing on Bt technology (the "R & D Program"). The results of the R & D Program are owned by Monsanto and licensed to the Company for use outside of in-plant applications. Under the terms of the agreement with Monsanto, the Company will also share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay to the Company a commercialization success fee based on revenue received by Monsanto from products which incorporate the Bt Technology or the results from the R & D Program.

            In January, 1998 the Research and Development Agreement was amended by agreement of the parties. As a result of the amendment, the Company received from Monsanto a cash payment in January, 1998 of $4.3 million. The Monsanto Research and Development Agreement now terminates in January, 1999, one year earlier than the original agreement, without a reduction in the total payment of $10 million called for under the original agreement. Of the total payments received from Monsanto, $2.0 million was recorded as deferred revenue and will be recognized as research contract revenue by the Company as research is performed under the agreement through January 1999. As part of the R&D Program, the Company will continue to assist Monsanto in expanding Monsanto's capabilities in the Bt area. The amendment does not affect the Company's right to receive the commercialization success fees as Monsanto utilizes Ecogen-developed technology in its future products.

            Mr. John E. Davies, a former Chairman and director of the Company, began providing the Company with consulting services pursuant to the terms of an employment and consulting agreement between the Company and Mr. Davies dated January 1, 1994. During the consultancy term, which was scheduled to terminate on December 31, 1998, Mr. Davies was entitled to receive an annual consulting fee of $165,000 plus expenses for providing advice and assistance to the Company. Under the terms of the consulting agreement, upon termination of Mr. Davies' consultancy for any reason other than cause (as those terms are defined in the agreement), the voluntary resignation by Mr. Davies, or Mr. Davies' death or disability, the Company is obligated to continue to pay Mr. Davies' consulting fee for the balance of the term of the agreement, and to continue certain of Mr. Davies' benefits. In January, 1998 the Company informed Mr. Davies of its decision to terminate the consulting agreement and the Company is now engaged in litigation with Mr. Davies regarding such termination and other matters.

The Company has hired KDS Marketing, Inc. ("KDS") as the Company's advertising agency. Mr. Davies' son, Kevin Davies, is a principal of KDS. Prior to forming KDS, Kevin Davies was employed by a firm that previously provided advertising service to the Company. The terms of the business relationship between the Company and KDS were negotiated, and the business relationship is conducted, on an arm's length basis. In fiscal 1997, KDS provided services to the Company and received compensation in the amount of approximately $749,000 for advertising, corporate and product identification, product promotion and stockholder report preparation.


            During 1997, the Company sold, in a private placement, a $3.0 million 8% convertible secured note (the "Note") to United Equities (Commodities) Company ("United Equities"). The Note is due in October 2002 (the "Maturity Date") and is convertible by the holder, at any time, into shares of the Company's common stock at $3.00 per share, subject to adjustment under certain circumstances. Assuming the conversion of the Note, United Equities would have a 17% beneficial interest in the Company. At the Company's option, interest on the Note may be payable in cash, Company's common stock or a note. The Company may redeem the Note, at its option, at any time prior to the Maturity Date provided, that if the Company redeems the Note when the Company's common stock has not traded for a certain period at or above $4.50 per share, the Company would be required to issue the holder a warrant to acquire 1,000,000 shares of the Company's common stock at $3.00 per share. Such warrant, if issued, would expire on the Maturity Date. The Note is secured by substantially all of the Company's assets. The holder of the Note has certain demand and piggyback registration rights and a right of first refusal under certain circumstances for certain equity offerings.


The Company believes that all of the foregoing transactions were at the time entered into at terms comparable to those which could have been obtained from a third party in an arms' length transaction and furthermore have contributed to the Company's product development and commercialization successes to date and have assisted the Company in strategically positioning itself to meet the future challenges of its business.

                             STOCKHOLDER INFORMATION

            Holders of Common Stock of record on April 1, 1998 will receive a copy of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1997. The Annual Report to Stockholders is not soliciting material and is not incorporated in this proxy statement by reference.


            ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997, BY WRITTEN REQUEST ADDRESSED TO ECOGEN INC., 2005 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA 19047, ATTENTION: INVESTOR RELATIONS DEPARTMENT.


                          FUTURE STOCKHOLDER PROPOSALS

            Based upon the Company's current tentative schedule for the 1999 Annual Meeting of Stockholders, the Company must receive at its principal office before October 1, 1998, any proposal which a stockholder wishes to submit to the 1999 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.



                                    James P. Reilly, Jr.
                                    Chairman and Chief Executive Officer


April 2, 1998